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                                                                     EXHIBIT 2.4
                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May 28, 1997, by and between EXCALIBAR MINERALS INC., a Texas corporation ("Employer"), and ROBERT E. JONES ("Employee"), with reference to the following facts:

     A.   Employee has been employed by Employer as its President.

     B. On the date of this Agreement, Employer has become a wholly-owned subsidiary of NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"). Employer desires to assure itself of the continued services of Employee for a term expiring no sooner than June 30, 2000, and the parties are entering into this Agreement for that purpose and in order to set forth the terms of the employment of Employee.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

          1.   Term of Employment.

               Employer hereby continues the employment of Employee, and Employee hereby accepts continued employment with Employer, for a period commencing on the date hereof and, except as otherwise provided herein, expiring June 30, 2000, provided, however, that, each time neither party terminates this Agreement by written notice given at least sixty (60) days prior to the expiration of the employment term as last renewed or extended, it shall be automatically renewed for an additional twelve month period. As used herein, the phrase "employment term" refers to the entire period that Employee shall be employed hereunder, whether for the initial period provided above, or whether this Agreement is terminated earlier or extended automatically as provided herein or by mutual agreement between Employer and Employee. This Agreement supersedes all agreements and understandings between Employer and Employee relating to compensation of Employee existing on the date hereof, including but not limited to salary, commission, bonus and other arrangements, and all such existing agreements and understandings are hereby terminated.

          2.   Duties of Employee.

               2.1 Employee shall serve as President of Employer and shall do and perform all services, acts and things necessary or advisable in that capacity in connection with the conduct of the business of Employer, subject to the instructions of and policies and limitations set by its Board of Directors. It is contemplated that Employee's role initially will be substantially the same as his role with Employer immediately prior to the date hereof.

               2.2 Employee shall devote such productive time, ability and attention to the business of Employer during the employment term as is reasonably required for the performance of his duties hereunder. Employee may devote time and effort to personal activities to the extent that such activities do not materially interfere with the performance of his duties hereunder. If Employer advises Employee that, in its good faith judgment, such activities are materially interfering with the performance of Employee's duties hereunder, Employee will
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promptly take steps to appropriately limit such activities.  Subject to the foregoing, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of Employer.

               2.3 Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices as an officer, director or member of any committee of the Board of Directors of Employer or of any direct or indirect subsidiary of Employer.

          3.   Compensation of Employee.

               3.1 As compensation for his services hereunder, Employee shall receive a salary at the annual rate of $110,000, payable in equal installments on Employer's regular payroll dates for executive employees. Employer's Board of Directors will review Employee's salary annually, and, with the approval of Newpark's Board of Directors or Compensation Committee, may (but shall be under no obligation to) increase such salary.

               3.2 For each full or partial fiscal year of Employer during the employment term, Employer shall pay to Employee, in addition to his salary, a bonus in such amount, if any, as may be determined by the Board of Directors or Compensation Committee of Newpark, in its sole discretion.

          4.   Benefits.

               Employee shall be entitled to participate in and receive benefits under all bonus plans, profit-sharing plans, pension plans, group medical plans and other plans for payment of additional compensation or benefits to employees of Employer which Employer at any time maintains for executive employees. To the extent permitted by law, and provided that such participation does not result in duplicate payments to Employee, Employee shall also participate in such benefits plans as Newpark makes available to its executive employees and the executive employees of its subsidiaries.

          5.   Business Expenses.

               Employee is authorized to incur reasonable expenses for promoting and conducting the business of Employer, including expenditures for entertainment and travel. Employer shall reimburse Employee monthly for all such business expenses upon presentation of reasonable documentation establishing the amount, date, place and essential character of the expenditures.

          6.   Disability.

               6.1 If Employee becomes disabled by reason of sickness, physical or mental disability or any other cause which materially impairs his ability to perform his duties under this Agreement with reasonable accommodation for a period of six consecutive months or for nine months in any twelve-month period, Employer shall have the option to terminate this

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Agreement effective immediately by giving written notice of termination to
Employee within a reasonable time following the end of such period of disability. If Employee becomes temporarily disabled by reason of sickness, physical or mental disability, or any other cause so that he is unable to perform efficiently his duties hereunder with reasonable accommodation, he shall be entitled to compensation as provided for herein until the total period of such temporary disability shall equal an aggregate of three consecutive months or an aggregate of six months during any period of twelve consecutive months.
As to any subsequent periods of disability during said twelve month period, Employee shall not be entitled to compensation.

               6.2 In the event of the termination of this Agreement pursuant to the provisions of Paragraph 6.1 above, Employee shall be entitled to salary and discretionary bonus earned by him prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date; but he shall not be entitled to compensation after the date of termination.

          7.   Termination of Employment.

               7.1 This Agreement and the employment of Employee hereunder may be terminated at any time prior to the expiration of the term of this Agreement as follows:

                     (a) By Employer as a result of disability of Employee as provided in Paragraph 6.1 above, or the death of Employee;

                     (b) upon the mutual agreement of the parties;

                     (c) by Employer in the event of: (i) conviction of Employee of a major felony (whether or not committed in the course of his employment) from which no appeal has been made, or, if an appeal has been made, upon a final determination adverse to Employee; or (ii) gross misconduct by Employee causing material harm to Employer, but only if (x) Employee shall not have discontinued such gross misconduct within ten days after receiving written notice from Employer that it will consider the continuation of such gross misconduct cause for termination of this Agreement, or (y) the gross misconduct is of such a nature that Employer would be materially prejudiced thereby whether or not Employee discontinues such gross misconduct;

                     (d) by Employee if Employer shall fail to cure a material or default by it under any of the terms of this Agreement within thirty days after written notice of such breach or default is given by Employee;

                     (e) by Employer if Employee shall fail to cure a material breach or default by him under this Agreement within thirty days after written notice of such breach or default is given by Employer; and

                     (f) by Employee upon thirty days' written notice given during the thirty-day period commencing eleven months after a "Change in Control" of Employer. As

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used herein, the term Change in Control shall mean consummation of any one or more of the following:

                     (1) any transaction as a result of which Newpark ceases to beneficially own, directly or indirectly through one or more subsidiaries, capital stock or other equity interests of Employer having a majority of the voting power of the outstanding capital stock or other equity interests of Employer;

                     (2) any transaction as a result of which Newpark ceases to control, directly or indirectly through one or more subsidiaries, including Employer, substantially all of the assets of Employer used in its business from time to time, except for financing transactions; and

                     (3) any of the following transactions or events effecting a change in ownership or control of Newpark:

                         (A) a merger or consolidation in which Newpark is not
the surviving entity, except for a transaction the principal purpose of which is to change the state in which Newpark is incorporated;

                         (B) The sale, transfer or other disposition of all or
substantially all of the assets of Newpark;

                         (C) Any merger or reverse merger in which Newpark
ceases to exist as an independent corporation or becomes the subsidiary of another corporation; or

                         (D) If any "person" (as such term is used in Sections
13(d) and 14(d)(2) of the Securities Exchange Act of 1934) who is not such beneficial owner on the date hereof becomes the "beneficial owner" (as defined in Rule 13(d)-3 under said Act), of securities possessing more than a majority of the total combined voting power of the Newpark's outstanding securities.

               7.2 Except as provided herein, this Agreement shall not be terminated by any merger or consolidation where Employer is not the consolidated or surviving corporation or by any transfer of all or substantially all of the assets of Employer. In the event of any such merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of the assets of Employer shall be bound by and shall have the benefit of the provisions of this Agreement; and Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement.

               7.3 Upon termination of this Agreement for any reason whatsoever, Employee shall return to Employer all automobiles, equipment, books, records, customer lists, catalogs, invoices, correspondence and other property which was acquired from or otherwise belongs to Employer, including any property or documentation developed by Employee in the course of his employment.

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          8.   Proprietary Information.

               8.1 During the employment term and thereafter, Employee agrees to keep secret and retain in confidence, and to refrain from using for the benefit of any person or entity other than Employer, all confidential information concerning the business of Employer or its affiliates ("Confidential Information") including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, technical processes and designs and design projects of Employer and its affiliates relating to the business of Employer learned by Employee as a result of prior and current business relationships with Employer or its predecessors. Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Employee, (b) was available to Employee on a non-confidential basis prior to its disclosure to the Employee by Employer or (c) becomes available to Employee on a non-confidential basis from a source other than Employer, provided that such source is not bound by a confidentiality agreement with Employer known to Employee. The provisions of this Paragraph shall survive any termination of this Agreement.

               8.2 Concurrently with the execution and delivery of this Agreement, Employee (as Covenantor) has entered into a Noncompetition Agreement with Newpark. The provisions of Paragraph 8 of this Agreement are in addition to and are intended to supplement the provisions of said Noncompetition Agreement.

               8.3 Employee agrees that in the event of any breach by Employee of any provision of Paragraph 8.1, Employer shall be entitled, in addition to other remedies, to immediate injunctive relief if necessary to avoid irreparable harm and injury.

          9.   General Provisions.

               9.1 Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery or by mail, registered or certified, return receipt requested, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing opposite their respective signatures below and shall be deemed effective 24 hours after being deposited in the U.S. mails, postage prepaid and property addressed. Each party may change its address by written notice in accordance with this Paragraph.

               9.2 This Agreement supersedes and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee and contains all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

               9.3 Any paragraph, sentence, phrase, or other provision of this Agreement which is in conflict with any applicable statute, rule, or other law shall be deemed,

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if possible, to be modified or altered to conform thereto or, if not possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the force or effect of the remaining portions hereof.

               9.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and the Judicial District Court of Harris County, Texas, Houston Division, shall be the only proper forum for disputes hereunder.

               9.5 The rights and obligations of Employer under this Agreement shall enure to the benefit of and shall be binding on the successors and assigns of Employer.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


EXCALIBAR MINERALS INC. ("Employer")          Address:


By: /s/ Thomas E. Eisenman, President         P.O. Box 1178
_____________________________________         Channelview, Texas 77530
Thomas E. Eisenman, President

                                              Address:
By: /s/ Robert E. Jones                       P.O. Box 1178
_____________________________________         Channelview, Texas 77530
Robert E. Jones, ("Employee")


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